Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated July 14, 2014
Relating to Preliminary Prospectus Dated July 3, 2014
Registration No. 333-193315

MICROLIN BIO, INC.
FREE WRITING PROSPECTUS

This free writing prospectus is being filed pursuant to Rule 433 of the Securities Act of 1933, as amended, and relates to the preliminary prospectus of Microlin Bio, Inc. (the “Company”) dated July 3, 2014 (the “Preliminary Prospectus”). The information in this free writing prospectus supplements the Preliminary Prospectus and supersedes the information in the Preliminary Prospectus to the extent inconsistent with the information in the Preliminary Prospectus.

The Company has filed a registration statement (including the Preliminary Prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this free writing prospectus relates. The registration statement has not yet become effective. Before you invest, you should read the Preliminary Prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and the offering. You may get these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov. The Preliminary Prospectus, dated July 3, 2014, is available on the SEC Web site at http://www.sec.gov. Alternatively, we or any underwriter participating in the offering will arrange to send you the Preliminary Prospectus if you contact Brean Capital, LLC at 1345 Avenue of the Americas, New York, NY 10105, attention: Matthew Picciano, Telephone: (212) 702-6536, E-mail: mpicciano@breancapital.com, Summer Street Research Partners at 101 Arch Street, Boston, MA 02110, Attn: Cyrus Alphonse, Telephone: (617) 532-6464, E-mail: cyrusa@ssrp.com, or Meyers Associates, L.P. at 45 Broadway, 2nd Floor, New York, NY 10006, Attn: Bruce Meyers, Telephone: (212) 742-4334, E-mail: bmeyers@meyersassociateslp.com.

Warrants – Applied for Listing on NASDAQ

We are offering 5,500,000 units, each unit consisting of one (1) share of our common stock and one (1) warrant to purchase one (1) share of common stock at an exercise price of $6.00 per share (based on an assumed initial offering price of $5.00 per unit, the mid-point of the price range) issued as part of this unit. The warrants will be exercisable on or after the closing date of this offering through and including the close of business on the fifth anniversary thereof. The units will not be certificated and the common stock and warrants will be immediately separable and will be separately transferable immediately upon issuance.

Our common shares have been approved for listing on the NASDAQ Capital Market (“NASDAQ”) under the symbol “MCLB.” We have also applied for the warrants to be approved for listing on the NASDAQ and to trade separately under the symbol “MCLBW.”

No assurances can be given that NASDAQ listing for warrants will be obtained or maintained or that an active public trading market will develop even if the NASDAQ’s approval for listing is obtained.